Exhibit 11.1


                             EVEREST RE GROUP, LTD.
                        COMPUTATION OF EARNINGS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                             (DOLLARS IN THOUSANDS)
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

                                                               Years Ended December 31,
                                                -----------------------------------------------------
                                                     2002                 2001               2000
                                                -----------------------------------------------------
Net Income                                      $    231,303         $     99,018        $    186,379
                                                ============         ============        ============


Weighted average common and effect
 of dilutive shares used in the
 computation of net income per share:
  Average shares outstanding
   - basic                                        50,325,465           46,173,895          45,873,232
  Effect of dilutive shares:
   Options outstanding                               807,230              914,630             471,951
   Options exercised                                   4,916                7,251              12,780
   Options cancelled                                   1,247               17,963                 540
                                                ------------         ------------        ------------
  Average share outstanding
   - diluted                                      51,138,858           47,113,739          46,358,503



Net Income per common share:
 Basic                                          $       4.60         $       2.14        $       4.06
 Diluted                                        $       4.52         $       2.10        $       4.02
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